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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1996   1995
                                                                 ------- ------
Income from continuing operations............................... $   433 $ 351
Add:
  Interest......................................................     325   317
  Portion of rentals representative of interest factor..........      45    44
  Preferred stock dividend requirements of majority-owned
   subsidiaries.................................................      15    17
  Income tax expense and other taxes on income..................     247   265
  Amortization of interest capitalized applicable to nonutility
   companies....................................................       4     3
  Interest capitalized applicable to utility companies..........      --     1
  Undistributed earnings of affiliated companies in which less
   than a 50% voting interest is owned..........................       1    (9)
                                                                 ------- -----
    Earnings as defined......................................... $ 1,070 $ 989
                                                                 ======= =====
Interest........................................................ $   325 $ 317
Interest capitalized............................................      14     5
Portion of rentals representative of interest factor............      45    44
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pretax basis.................................      24    29
                                                                 ------- -----
    Fixed charges as defined.................................... $   408 $ 395
                                                                 ======= =====
Ratio of earnings to fixed charges..............................    2.62  2.50
                                                                 ======= =====
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